Exhibit 99.4

Dicerna “Retweet” of Novo post, posted on November 18, 2021

Embedded Video Transcript:

I’m really excited to announce today that we are aquiring Dicerna – a leading company in RNAi therapeutics. We’re building on our existing, very successful co-creation partnership and taking it to the next level to unlock the full potential of RNAi technology across all our therapy areas. With the RNAi technology we can precisely target novel disease biology which hopefully one day leads to novel, transformative therapies. So, I’m really happy to welcome the highly-skilled new colleagues from Dicerna. With their capabilities and also the Boston area location, one of the innovation hotspots globally, we’re really set on achieving leadership in the RNAi therapeutic space.

Hyperlink: https://www.novonordisk.com

Dicerna LinkedIn Post sharing Novo post, first posted November 18, 2021

Embedded Video Transcript:

I’m really excited to announce today that we are aquiring Dicerna – a leading company in RNAi therapeutics. We’re building on our existing, very successful co-creation partnership and taking it to the next level to unlock the full potential of RNAi technology across all our therapy areas. With the RNAi technology we can precisely target novel disease biology which hopefully one day leads to novel, transformative therapies. So, I’m really happy to welcome the highly-skilled new colleagues from Dicerna. With their capabilities and also the Boston area location, one of the innovation hotspots globally, we’re really set on achieving leadership in the RNAi therapeutic space.